EXHIBIT 99.1

PRESS RELEASE

April 20, 2004
For Immediate Release

For Further Information Contact:           Barry Backhaus
                                           President and Chief Executive Officer
                                           First Federal Bankshares, Inc.
                                           329 Pierce Street, P.O. Box 897
                                           Sioux City, IA  51102
                                           712.277.0200


        FIRST FEDERAL BANKSHARES ANNOUNCES EARNINGS AND DECLARES DIVIDEND

Sioux City, Iowa. First Federal Bankshares, Inc. (the "Company") (Nasdaq National Market - "FFSX") reported net earnings of $1.5 million, or basic and diluted earnings per share of $0.41 and $0.40, respectively, for the three months ended March 31, 2004. This compares to net earnings of $1.8 million, or basic and diluted earnings per share of $0.46 and $0.45, respectively, for the three months ended March 31, 2003. Net earnings totaled $4.5 million for each of the nine months ended March 31, 2004 and 2003. Basic and diluted earnings per share were $1.23 and $1.19, respectively, for the nine months ended March 31, 2004; and, $1.15 and $1.12, respectively, for the nine months ended March 31, 2003.

The Company announced a quarterly dividend of $0.09 per share, the same as the previous quarter.

    Discussion of Operating Results for the Three Months Ended March 31, 2004
    -------------------------------------------------------------------------

Net interest income before provision for loan losses totaled $4.5 million and $4.6 million, respectively, for the three months ended March 31, 2004 and 2003. The Company's net interest margin was 3.26% for each of the three months ended March 31, 2004 and 2003.

Provision for loan loss expense totaled $450,000 and $200,000, respectively, for the three months ended March 31, 2004 and 2003.

Noninterest income decreased by $168,000, or 5.7%, to $2.8 million for the three months ended March 31, 2004 from $2.9 million for the three months ended March 31, 2003. The decrease in noninterest income was partly due to decreases in service charges on loans. Service charges on loans decreased by $285,000 for the three months ended March 31, 2004 when compared to the three months ended March 31, 2003. The decrease in service charges on loans was primarily due to a decrease in prepayment penalty revenue in the quarter ended March 31, 2004 as compared to such revenue for the quarter ended March 31, 2003. Commercial mortgage prepayment activity was higher in the prior year period as commercial borrowers sought to lower their cost of financing in a historically low market interest rate environment. As the low market interest rate environment extended into the current fiscal year, less prepayment activity occurred. Also contributing to the decrease in noninterest income was the fact that no gain on sale of securities was recorded for the three months ended March 31, 2004, while a gain on sale of securities totaling $221,000 was recorded for the three months ended March 31, 2003. Partially offsetting the decreases in noninterest income was an increase in gain on sale of loans. Gain on sale of loans increased by $383,000, or 71.7%, to $917,000 for the three months ended March 31, 2004 from $534,000 for the three months ended March 31, 2003. The increase in gain on sale of loans was due to the sale of $37.1 million of fixed-rate residential mortgages with 15-year terms during the three months ended March 31, 2004 in order to mitigate future interest rate risk in a potential rising market interest rate environment. The net gain on the sale of these loans totaled $791,000. The gain generated by this sale was partly offset by lower gains from the origination and sale of current mortgage production during the three months ended March 31, 2004. Gains from the Company's ongoing origination and concurrent sale of fixed rate mortgages to investors decreased by $243,000 for the three months ended March 31, 2004 when compared to the three months ended March 31, 2003. This was due to a slowdown in mortgage refinancing activity after an extended period of historically low market interest rates. Real estate-related income generated by the Company's subsidiaries also decreased by $90,000 for the three months ended March 31, 2004 as compared to the three months ended March 31, 2003 as a result of the slowdown in mortgage activity in the current fiscal year. Gain on sale of real estate held for development totaled $60,000 for the three months ended March 31, 2004 while no gain on sale of real estate held for development was recorded for the three months ended March 31, 2003.

Largely offsetting the decrease in noninterest income was a decrease in noninterest expense. Noninterest expense decreased by $150,000, or 3.2%, to $4.6 million for the three months ended March 31, 2004 from $4.7 million for the three months ended March 31, 2003. The decrease in noninterest expense was largely due to a $74,000 decrease in losses on other real estate owned properties and a $52,000 decrease in per account expenses related to certain retail transaction accounts.

Income before taxes decreased by $388,000, or 14.6%, to $2.3 million for the three months ended March 31, 2004 from $2.7 million for the three months ended March 31, 2003. Taxes on income totaled $751,000, or an effective tax rate of 33.2%, for the three months ended March 31, 2004 and $870,000, or an effective tax rate of 32.8%, for the three months ended March 31, 2003.

    Discussion of Operating Results for the Nine Months Ended March 31, 2004
    ------------------------------------------------------------------------

Net interest income before provision for loan losses decreased by $836,000, or 5.8%, to $13.7 million for the nine months ended March 31, 2004 from $14.5 million for the nine months ended March 31, 2003. The Company's net interest margin compressed by 10 basis points to 3.27% for the nine months ended March 31, 2004 from 3.37% for the nine months ended March 31, 2003 as market interest rates remained at historically low levels.

Provision for loan loss expense decreased by $355,000, or 24.8%, to $1.1 million for the nine months ended March 31, 2004 from $1.4 million for the nine months ended March 31, 2003. Non-performing loans totaled $4.8 million, or 1.1% of total loans, at March 31, 2004 and $4.6 million, or 1.2% of total loans, at March 31, 2003.

Noninterest income decreased by $321,000, or 4.3%, to $7.2 million for the nine months ended March 31, 2004 from $7.5 million for the nine months ended March 31, 2003. The decrease in noninterest income was largely due to a net loss on sale of securities that totaled $65,000 for the nine months ended March 31, 2004 as compared to a gain of $259,000 on the sale of securities for the nine months ended March 31, 2003. Service charges on loans receivable decreased by $303,000 for the nine months ended March 31, 2004 when compared to the nine months ended March 31, 2003. The decrease in service charges on loans was primarily due to a decrease in prepayment penalty revenue for the nine months ended March 31, 2004 as compared to such revenue for the nine months ended March 31, 2003. Partially offsetting these decreases in noninterest income was an increase in service charges on deposit accounts that totaled $237,000 for the nine months ended March 31, 2004 as compared to the nine months ended March 31, 2003. The increase in service charges was primarily due to an increase in overdraft activities on retail accounts and the resulting service fees assessed. In addition, the restructuring of the Company's checking and savings accounts included a more favorable service charge schedule. Also offsetting the decreases in noninterest income was an increase in gain on sale of loans. Gain on sale of loans increased by $213,000, or 17.9%, to $1.4 million for the nine months ended March 31, 2004 from $1.2 million for the nine months ended March 31, 2003. The increase in gain on sale of loans was due to the sale of $37.1 million of fixed-rate residential mortgage loans to a government sponsored agency during the three months ended March 31, 2004. The net gain on the sale of these loans totaled $791,000. The gain generated by this sale was partly offset by lower gains from the origination and sale of current mortgage production during the nine months ended March 31, 2004. Gains from the Company's ongoing origination and concurrent sale of fixed rate mortgages to investors decreased by $412,000 for the nine months ended March 31, 2004 when compared to the nine months ended March 31, 2003. This was due to a slowdown in mortgage refinancing activity after the extended low market interest rate environment in the current fiscal year period. Real estate-related income from the Company's subsidiaries also decreased by $125,000 for the nine months ended March 31, 2004 as compared to the nine months ended March 31, 2003 as a result of the slowdown in mortgage activity in the current fiscal year.

Largely offsetting the decreases in net interest income after provision for losses on loans and noninterest income was a decrease in noninterest expense. Noninterest expense decreased by $709,000, or 5.1%, to $13.1 million for the nine months ended March 31, 2004 from $13.8 million for the nine months ended March 31, 2003. The decrease in noninterest expense was partly due to a decrease in expense for the amortization of mortgage servicing assets. Such amortization expense totaled $270,000 for the nine months ended March 31, 2003, while no expense was recorded for the nine months ended March 31, 2004 since these assets had been fully amortized. Other noninterest expense also decreased due to a decrease of $72,000 in recruiting expense and a decrease of $117,000 in per account service fee expense for certain retail transaction accounts. Additionally, losses on other real estate owned properties and repossessed assets decreased by $125,000 for the nine months ended March 31, 2004 as compared to the nine months ended March 31, 2003. Income before taxes decreased by $94,000, or 1.4%, to $6.7 million for the nine months ended March 31, 2004 from $6.8 million for the nine months ended March 31, 2003. Taxes on income totaled $2.2 million, or an effective tax rate of 33.1%, for the nine months ended March 31, 2004 and $2.3 million, or an effective tax rate of 33.4% for the nine months ended March 31, 2003.

                                Other Information
                                -----------------

Assets totaled $633.3 million and $634.9 million, respectively, at March 31, 2004 and 2003. Book value per share increased to $19.11 at March 31, 2004 from $18.03 at March 31, 2003. Stockholders' equity to total assets was 11.42% and 11.20%, respectively, at March 31, 2004 and 2003. The Company had 3,785,272 shares outstanding at March 31, 2004.

On April 15, 2004, the Company's Board of Directors declared a quarterly dividend of $0.09 per share, the same as distributed last quarter. The dividend is payable on May 28, 2004 to stockholders of record on May 14, 2004.

The Company's common stock is traded on the NASDAQ National Market under the symbol FFSX. The Company is headquartered in Sioux City, Iowa. First Federal Bank, the Company's bank subsidiary, operates ten offices in northwest Iowa, an office in South Sioux City, Nebraska, and five offices in central Iowa.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area, competition, and other risks detailed from time to time in the Company's SEC reports. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

                 FIRST FEDERAL BANKSHARES, INC. and SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Dollars in thousands)


                                                            March 31,        June 30,      March 31,
                                                              2004            2003           2003
ASSETS                                                     (Unaudited)                    (Unaudited)
------
Cash and cash equivalents                                     62,287          34,287          35,558
Securities available-for-sale                                 59,691          78,526          94,617
Securities held-to-maturity                                   25,580          44,505          50,217
Loans receivable, net                                        425,568         415,267         398,558
Office property and equipment, net                            13,404          13,166          13,309
Federal Home Loan Bank stock, at cost                          6,230           5,707           5,707
Accrued interest receivable                                    2,528           2,488           2,672
Goodwill                                                      18,524          18,524          18,524
Other assets                                                  19,439          15,409          15,693
                                                           ---------       ---------       ---------
   Total assets                                            $ 633,251       $ 627,879       $ 634,855
                                                           =========       =========       =========

LIABILITIES
-----------
Deposits                                                     442,142         448,944         452,468
Advances from FHLB and other borrowings                      113,249         102,387         103,895
Advance payments by borrowers for taxes and insurance            489           1,459             597
Accrued interest payable                                       1,652           1,795           2,513
Accrued expenses and other liabilities                         3,394           3,633           4,300
                                                           ---------       ---------       ---------
   Total liabilities                                         560,926         558,218         563,773

STOCKHOLDERS' EQUITY
--------------------
Common stock, $.01 par value                                      49              49              49
Additional paid-in capital                                    37,004          36,537          36,459
Retained earnings, substantially restricted                   51,416          47,901          47,099
Treasury stock, at cost - 1,148,990, 1,088,466 and
  948,966 shares, respectively, at March 31, 2004,
  June 30, 2003 and March 31, 2003                           (15,450)        (14,265)        (11,793)
Accumulated other comprehensive income                           420             710             594
Unearned ESOP                                                 (1,081)         (1,186)         (1,221)
Unearned RRP                                                     (33)            (85)           (105)
                                                           ---------       ---------       ---------
   Total stockholders' equity                                 72,325          69,661          71,082
                                                           ---------       ---------       ---------
   Total liabilities and stockholders' equity              $ 633,251       $ 627,879       $ 634,855
                                                           =========       =========       =========

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                           Three months ended         Nine months ended
                                                March 31,                 March 31,
                                          --------------------      --------------------
                                            2004         2003        2004         2003
                                          -------      -------      -------      -------
                                                  (Dollars in thousands) (Unaudited)
Total interest income                     $ 7,629      $ 8,440      $23,355      $27,072
Total interest expense                      3,106        3,797        9,688       12,569
                                          -------      -------      -------      -------
Net interest income before provision        4,523        4,643       13,667       14,503
Less: provision for loan losses               450          200        1,075        1,430
                                          -------      -------      -------      -------
Net interest income after provision         4,073        4,443       12,592       13,073
Noninterest income                          2,759        2,927        7,158        7,479
Noninterest expense                         4,568        4,718       13,074       13,782
                                          -------      -------      -------      -------
Income before taxes                         2,264        2,652        6,676        6,770
Taxes on income                               751          870        2,211        2,263
                                          -------      -------      -------      -------
Reported net earnings                     $ 1,513      $ 1,782      $ 4,465      $ 4,507
                                          =======      =======      =======      =======


                 FIRST FEDERAL BANKSHARES, INC and SUBSIDIARIES
                              FINANCIAL HIGHLIGHTS

                                                At or for the three months           At or for the nine months
                                            ended March 31,                      ended March 31,
                                           ------------------------------------- -----------------------------------
Financial condition data:                        2004                2003              2004              2003
-------------------------                  ------------------  ----------------- ----------------- -----------------
                   (Dollars in thousands, except per share amounts) (Unaudited)
Average interest-earning assets                   $  559,562         $  562,725        $  560,334        $  567,316
Average interest-bearing liabilities                 513,884            533,232           521,842           538,093
Average interest-earning assets to
  average interest-bearing liabilities                108.89%            105.53%           107.38%           105.43%
Non-performing loans                                                                   $    4,818        $    4,640
Non-performing loans to total loans                                                          1.12%             1.16%
Non-performing assets                                                                       5,535             5,120
Non-performing assets to total assets                                                        0.88%             0.73%
Allowance for loan losses                                                                   4,948             4,580
Allowance for loan losses to total loans                                                     1.15%             1.14%
Shareholders' equity to assets                                                              11.42%            11.20%


Selected operating data: (1)
----------------------------
Return on average assets                                0.96%              1.13%             0.94%             0.94%
Return on average equity (2)                            8.49%              9.96%             8.44%             8.41%
Net interest rate spread                                3.10%              3.15%             3.12%             3.25%
Net interest margin (3)                                 3.26%              3.26%             3.27%             3.37%
Efficiency ratio (4)                                   63.30%             64.42%            62.83%            63.55%
-------------------------------------------
(1)  Annualized except for efficiency ratio.
(2)  Net income divided by average equity capital excluding  average  unrealized gains on available-for-sale securities.
(3)  Tax-equivalent yield on interest-earning assets less interest cost on total deposits and  borrowings.
(4)  Noninterest expense,  excluding minority interest,  divided by net interest income before provision for loan losses plus noninterest  income, less gain (loss) on sale of other  real  estate  owned,  less gain  (loss) on sale of investments, less gain (loss) on sale of fixed assets.

Per share data:
---------------
Earnings per share:
   Basic                                          $     0.41         $     0.46        $     1.23        $     1.15
   Diluted                                        $     0.40         $     0.45        $     1.19        $     1.12
Book value per share                              $    19.11         $    18.03        $    19.11        $    18.03
Market price per share:
  High for the period                             $    25.10         $    15.75        $    25.24        $    15.75
  Low for the period                              $    20.70         $    14.62        $    17.55        $    11.76
  Close at end of period                          $    20.70         $    15.28        $    20.70        $    15.28
Cash dividends declared per share                 $     0.09         $     0.08        $     0.27        $     0.24
Weighted-average common shares outstanding:
   Basic                                           3,654,457          3,837,324         3,643,980         3,931,839
   Diluted                                         3,760,046          3,929,413         3,756,170         4,019,180